Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Plan Administrator
Century Bancorp, Inc. 401(k) Plan:
We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-29987) of Century Bancorp, Inc. of our report, dated June 25, 2007, with respect to the statement of net assets available for benefits of Century Bancorp, Inc. as of December 31, 2006, and the statement of changes in net assets available for benefits for the year ended December 31, 2006 which report appears in the December 31, 2007 Annual Report on Form 11-K of Century Bancorp, Inc. 401(k) Plan.

/s/ KPMG LLP
Boston, Massachusetts
June 30, 2008